Exhibit 99.2

Kimbell Tiger Acquisition Corporation Announces Closing of $230,000,000 Initial Public Offering

FORT WORTH, Texas, February 8, 2022 – Kimbell Tiger Acquisition Corporation (“TGR”) (NYSE: TGR), a special purpose acquisition company and an indirect subsidiary of Kimbell Royalty Partners LP (“Kimbell”), today announced the closing of its initial public offering of 23,000,000 units, including 3,000,000 units sold pursuant to the full exercise of the underwriter’s over-allotment option, at a price of $10.00 per unit. The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “TGR.U” on February 4, 2022. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant may be exercised for one share of Class A common stock at a price of $11.50 per share 30 days after the completion of TGR’s initial business combination. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “TGR” and “TGR.WS,” respectively.

TGR intends to search for a target in the energy and natural resources industry in North America. The Company’s management team is led by Zachary Lunn and includes other members of Kimbell’s current management team. The sponsor of TGR, which is controlled by Kimbell, owns 20% of TGR’s issued and outstanding common stock.

UBS Investment Bank acted as sole book-running manager for the offering, and Tudor, Pickering, Holt & Co. acted as capital markets advisor in connection with the offering. When available, copies of the prospectus related to the initial offering by TGR may be obtained for free by visiting Edgar on the SEC’s website at www.sec.gov or from UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, email: ol-prospectusrequest@ubs.com.

A registration statement on Form S-1 relating to the securities of TGR has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the use of proceeds from TGR’s initial public offering and the listing of TGR’s securities with the NYSE. These and other forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including without limitation, general market and economic conditions, the COVID-19 pandemic and other risks and uncertainties described in TGR’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, TGR undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in TGR's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

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